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EXHIBIT II

AULT INCORPORATED & SUBSIDIARY
CALCULATIONS OF CONSOLIDATED EARNINGS PER SHARE
(In Thousands of Dollars, Except Per Share Data)

                                             (UNAUDITED)
                                         THREE MONTHS ENDED

                                       AUGUST 27,   AUGUST 28,
                                          1995         1994
PRIMARY EARNINGS PER COMMON SHARE:

NET INCOME (LOSS)                               $62         $44

AVERAGE SHARES OF COMMON STOCK AND
EQUIVALENT OUTSTANDING
  COMMON SHARES BEGINNING OF PERIOD       2,083,776   2,062,526

  COMMON STOCK FROM EXERCISE OF
    OPTIONS, WEIGHTED                           333

  ADDITIONAL OUTSTANDING COMMON
    STOCK FROM FULLY DILUTIVE OPTIONS,       75,787
    WEIGHTED*

     USED TO COMPUTE PRIMARY EARNINGS
     PER SHARE                            2,159,896   2,062,526

PRIMARY EARNINGS PER SHARE                    $0.03       $0.02

* Common stock equivalent for exercisable unexercised options amounting to 37,500 shares in fiscal 1996, and 137,151 shares in fiscal 1995 have an antidilutive effect on the earnings per share because of the higher option prices compared to the market value. These shares, therefore, have been excluded from the calculation of the per share earnings.